EX-99.p.4 CODE ETH

                                                                [EXHIBIT (p)(4)]




                        CODE OF ETHICS FOR ACCESS PERSONS
                             REVISED JANUARY 1, 2000


                                     -105-
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                                TABLE OF CONTENTS



SECTION                                                                    PAGE

1.       General Fiduciary Principles                                       2

2.       Definitions                                                        2

3.       Exempt Transactions                                                4

4.       Prohibited Transactions and Activities                             4

5.       Pre-clearance Requirement and Exempted
          Transactions                                                      6

6.       Prohibition on the Receipt of Gifts                                7

7.       Reporting Requirements                                             8
         ----------------------

       Initial Reporting Requirements                                       8

       Quarterly Reporting Requirements                                     8

       Annual Reporting Requirements                                        9

       Exemption for Disinterested Directors                                10

8.       Sanctions                                                          10

Procedures for Prior Approval of Personal Securities Transactions by        11
Access Persons

          *   Preclearing Foreign Securities                                12

Procedures for the Reporting and Review of Personal Transaction
Activity                                                                    17

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              CODE OF ETHICS REGARDING PERSONAL SECURITIES TRADING

Pursuant to rule 17j-1 under the Investment Company Act of 1940, this Code of Ethics has been adopted on behalf of the Adviser, the Underwriters, and each investment company that is both advised and distributed by an Adviser and an Underwriter.*

1.       GENERAL FIDUCIARY PRINCIPLES

         a)       Each Access Person:

                  i) must place the Funds' interests ahead of the Access Person's personal interests;

                  ii) must avoid conflicts or apparent conflicts of interest with the Funds; and

                  iii) must conduct his or her personal transactions in a manner which neither interferes with Fund portfolio transactions nor otherwise takes unfair or inappropriate advantage of the Access Person's relationship to the Fund.

                  The failure to recommend or purchase a Covered Security for the Fund may be considered a violation of this Code.

         b) Every Access Person must adhere to these general fiduciary principles, as well as comply with the specific provisions and Associated Procedures of this Code. Technical compliance with the terms of this Code and the Associated Procedures may not be sufficient where the transactions undertaken by an Access Person show a pattern of abuse of the Access Person's fiduciary duty.


2.       DEFINITIONS

         a) The "1940 Act" means the Investment Company Act of 1940, as amended.

         b) "Access Person" means any director, trustee, officer, managing general partner, general partner, or Advisory Person of a Fund, of the Underwriter, and of the Adviser and all family members permanently residing in the same household. (If non-family members also reside in the household, the Access Person must either declare that the Access Person has no influence on the investment decisions of the other party or the Access Person must report the party as an Access Person.).

         c) "Adviser" means any registered investment adviser that is an affiliate or subsidiary of Federated Investors, Inc.

         d) "Advisory Person" means (i) any employee of the Underwriter, of the Adviser or of any company in a control relationship to the Underwriter (which would include any operating company that is an affiliate or a subsidiary of Federated Investors, Inc.), who, in connection with the employee's regular functions or duties, makes, participates in, or obtains information regarding the purchases or sales of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security.


-----------------------------
* As the context requires, references herein to the singular include the plural and masculine pronouns include the feminine.

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         e)       "Associated Procedures" means those policies, procedures
                  and/or statements that have been adopted by the Underwriter, the Adviser or the Fund, and which are designed to supplement this Code and its provisions.

         f) "Beneficial ownership" will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities);
                  (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership. Beneficial ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16a-1(a)(2) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires.

         g)       "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the 1940 Act.

         h) Except as provided in this definition, "Covered Security" shall include any Security, including without limitation: equity and debt securities; derivative securities, including options on and warrants to purchase equity or debt securities; shares of closed-end investment companies; investments in unit investment trusts; and Related Securities. "Related Securities" are instruments and securities that are related to, but not the same as, a Covered Security. For example, a Related Security may be convertible into a Covered Security, or give its holder the right to purchase the Covered Security. For purposes of reporting, "Covered Security" shall include futures, swaps and other derivative contracts.

                  "Covered Security" shall not include: direct obligations of the Government of the United States (regardless of their maturities); bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; and shares of registered open-end investment companies.

         i) "Disinterested director" means a director, trustee, or managing general partner of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

         j) "Fund" means each investment company registered under the 1940 Act (and any series or portfolios of such company) and any other account advised by an Adviser.

         k) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

         l) "Investment Personnel" include: Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers and chief investment officers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Fund (such as traders).

         m) "Private Placement" or "limited offering" means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.


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         n)       "Purchase or sale of a Covered Security" includes, inter alia, the writing of an option, future or other derivative contract to purchase or sell a Covered Security.

         o) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

         p) "Underwriter" means Federated Securities Corp. and Edgewood Services Co.


3.       EXEMPT TRANSACTIONS

The prohibitions or requirements of Section 4 and Section 5 of this Code shall not apply to:

         a)       Purchases or sale of the following Securities:

                  i) direct obligations of the Government of the United States (regardless of their maturities). This exemption does not apply to indirect obligations of the U.S. Government, including FNMAs, GNMAs or FHLMCs.

                  ii)      bankers' acceptances;

                  iii)     bank certificates of deposit;

                  iv)      commercial paper;

                  v) high quality short-term debt instruments, including repurchase agreements; and

                  vi)      shares of registered open-end investment companies.

         b) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

4.       PROHIBITED TRANSACTIONS AND ACTIVITIES

         a) Every Access Person is prohibited from acquiring any Security distributed in an initial public offering; however, subject to provisions of this Code and its Associated Procedures, an Access Person may acquire the security in the secondary market.

         b) Every Access Person is prohibited from acquiring any Security in a private placement or other limited offering, without the express prior approval of the Compliance Department. In instances where an Investment Personnel, after receiving prior approval, acquires a Security in a private placement, the Investment Personnel has an affirmative obligation to disclose this investment to the Chief Investment Officer (or his designee) if the Investment Personnel participates in any subsequent consideration of any potential investment by the Fund in the issuer of that Security. Following a purchase by an Investment Personnel in an approved personal transaction, any purchase by the Fund of Securities issued by the same company (other than secondary market purchases of publicly traded Securities) will be subject to an independent review by the Compliance Department.

         c) Every Access Person is prohibited from executing a personal transaction in any Covered Security on a day during which the Fund has a pending "buy" or "sell" order for that Covered Security, until the Fund's orders are either executed or withdrawn.

                  All Investment Personnel are prohibited from purchasing or selling any Covered Security within seven (7) calendar days AFTER the Fund purchases or sells the same Covered Security. Members of an Investment Personnel group, as defined by the Compliance Department, are prohibited from purchasing or selling any Covered Security within seven (7) days BEFORE any Fund advised by that group purchases or sells the same Covered Security.


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         d)       Every Access Person is prohibited from profiting in the
                  purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days. For purposes of this prohibition, each personal transaction in the Covered Security will begin a new 60 calendar day period. As an illustration, if an Access Person purchases 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profit from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e., 60 calendar days following August
                  1st). In circumstances where a personal transaction in a Covered Security within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), the Access Person must notify the Compliance Department.

                  In circumstances where an Access Person can document personal exigencies, the Chief Compliance Officer may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days. Such an exemption is wholly within the discretion of the Chief Compliance Officer, and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

         e) All Investment Personnel are prohibited from serving on the boards of directors of any issuer of a Covered Security, absent express prior authorization from the Compliance Department. Authorization to serve on the board of such a company may be granted in instances where Compliance Department determines that such board service would be consistent with the interests of the Investment Company and its shareholders. If prior approval to serve as a director of a company is granted, Investment Personnel have an affirmative duty to recuse themselves from participating in any deliberations by the Fund regarding possible investments in the securities issued by the company on whose board the Investment Personnel sit. (This shall not limit or restrict service on the Board of Federated Investors, Inc.)

         f) Every Access Person is prohibited from purchasing or selling, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

                  i)       is being considered for purchase or sale by the Fund;
                           or

                  ii)      is being purchased or sold by the Fund.

         g) Every Access Person is prohibited, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired by the Fund:

                  i) from employing any device, scheme or artifice to defraud the Fund;

                  ii) from making any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

                  iii) from engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

                  iv) from engaging in any manipulative practice with respect to the Fund.


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                  Examples of this would include causing the Fund to purchase a
                  Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person's investment, such as an outstanding option. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

         h) Notwithstanding the other restrictions of this Code to which Disinterested directors are subject, subparagraphs (a) through
                  (d) of this Section 4 shall not apply to Disinterested directors.

5.       PRE-CLEARANCE REQUIREMENT AND EXEMPTED TRANSACTIONS

         a) Every Access Person is prohibited from executing a personal transaction in any Covered Security (including transactions in pension or profit-sharing plans in which the Access Person has a beneficial interest), without express prior approval of the Compliance Department, in accordance with the Associated Procedures governing pre-clearance. A purchase or sale of Covered Securities not otherwise approved pursuant to the Associated Procedures may, upon request made prior to the personal transaction, nevertheless receive the approval of the Compliance Department if such purchase or sale would be: only remotely potentially harmful to the Fund; very unlikely to affect a highly institutional market; or clearly not related economically to the securities to be purchased, sold or held by the Fund. Notwithstanding the receipt of express prior approval, any purchases or sales by any Access Person undertaken in reliance on this provision remain subject to the prohibitions enumerated in Section 4 of this Code.

         b) The pre-clearance requirement in Section 5(a) SHALL NOT apply to:

                  i) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of Section 4 (g) of this Code.

                  ii) Purchases which are either made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

                  iii) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

                  iv) Purchases and sales of a Security that represents an interest in certain indices as determined by the Compliance Department.

                  v) Transactions in a Covered Security which involve the giving of gifts or charitable donations.

                  vi) Purchases and sales of Covered Securities executed by a person deemed to be an Access Person solely by reason of his position as an Officer and/or Director or Trustee of the Fund. This exemption does not apply to those persons who are Officers and/or Directors of an Underwriter or Adviser.

         c) Notwithstanding the other restrictions of this Code to which Disinterested directors are subject, Section 5 shall not apply to Disinterested directors.


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6.       PROHIBITION ON THE RECEIPT OF GIFTS

         Every Access Person is prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year from any person or entity from, to or through whom the Fund purchases or sells Securities, or an issuer of Securities. For purposes of this Code, "de minimis value" is equal to $100 or less. This prohibition shall not apply to:

                  i) salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person's employment responsibilities for the Access Person's employer;

                  ii) the acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

                  iii) the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

                  iv) the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

                  v) the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

7.       REPORTING

         Every Access Person is required to submit reports of transactions in Covered Securities to the Compliance Department as indicated below. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

INITIAL REPORTING REQUIREMENTS

         a) Within 10 calendar days of commencement of employment as an Access Person, the Access Person will provide a list including:

                  i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  ii) the name of any broker, dealer or bank maintaining an account in which any Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

                  iii) the date the report is submitted to the Compliance Department.

         b) Every Access Person is required to direct his broker to forward to the Chief Compliance Officer (or his designee), on a timely basis, duplicate copies of both confirmations of all personal transactions in Covered Securities effected for any


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                  account in which such Access Person has any direct or indirect beneficial ownership interest and periodic statements relating to any such account.

QUARTERLY REPORTING REQUIREMENTS

         c)       Every Access Person shall report the information described in
                  Section 7(d) of this Code with respect to transactions in any Covered Security (other than those personal transactions in Securities exempted under Section 3 of this Code) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

         d) Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

                  i) the date of the transaction, the title and the number of shares, the principal amount, the interest rate and maturity date, if applicable of each Covered Security involved;

                  ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  iii)     the price at which the transaction was effected;

                  iv) the name of the broker, dealer or bank through whom the transaction was effected; and

                  v) if there were no personal transactions in any Covered Security during the period, either a statement to that effect or the word "None" (or some similar designation).

         e) Every Access Person shall report any new account established with a broker, dealer or bank in which any Security was transacted or held for the direct or indirect benefit of the Access Person during the quarter. The report shall include the name of the entity with whom the account was established and the date on which it was established.


ANNUAL REPORTING REQUIREMENTS

         f) Every Access Person, on an annual basis or upon request of the Compliance Department, will be required to furnish a list including the following information (which information must be current as of a date no more than 30 days before the report is submitted) within 10 calendar days of the request:

                  i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                  ii) the name of any broker, dealer or bank maintaining an account in which any Covered Security was held for the direct or indirect benefit of the Access Person; and

                  iii) the date the report is submitted to the Compliance Department.


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         g)       In addition, every Access Person is required, on an annual basis, to certify that they have received, read, and understand the provisions of this Code and its Associated Procedures, and that they recognize that they are subject to its provisions. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and its Associated Procedures and that the Access Person has disclosed or reported all personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

EXEMPTION FOR DISINTERESTED DIRECTORS

         h) A Disinterested director is exempt from the "initial reporting requirements" and "annual reporting requirements" contained in
                  Section 7.

         i) A Disinterested director shall be exempt from the "quarterly reporting requirements" contained in Section 7, so long as at the time of the personal transaction in the Covered Security, the Disinterested director neither knew, nor, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in the Covered Security by the Disinterested director the Covered Security was purchased or sold by the Fund, or considered for purchase or sale.


8.       SANCTIONS

         a) Upon discovering a violation of this Code or its Associated Procedures, the Compliance Department may take such actions or impose such sanctions, if any, as it deems appropriate, including, but not limited to:,

                  i)       a letter of censure;

                  ii)      suspension;

                  iii)     a fine;

                  iv)      the unwinding of trades;

                  v)       the disgorging of profits; or

                  vi)      the termination of the employment of the violator.

         (In instances where the violation is committed by a member of the Access Person's household, any sanction would be imposed on the Access Person.)

         b) The filing of any false, incomplete or untimely reports, as required by Section 7 of this Code, may be considered a violation of this Code.

         c) All material violations of this Code and any sanctions imposed with respect thereto shall be reported to the Board of Directors of the Fund at least annually.



      PROCEDURES FOR PRIOR APPROVAL OF PERSONAL SECURITIES TRANSACTIONS BY
                                 ACCESS PERSONS


PROCESS

PRECLEARANCE APPROVAL USING TRADECOMPLY

         a) An Access Person (defined to include all members of the Access Person's household) who wishes to effect a personal securities transaction, whether a purchase, sale, or other disposition, must preclear the Covered Security in TradeCOMPLY prior to engaging in the transaction. [Because TradeComply does not include securities being contemplated for purchase by the Federated Global Management portfolio managers, Access Persons


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                  executing transactions in foreign securities must complete additional preclearance steps. See "Preclearing Foreign Securities".]

         b) When trading options, the Access Person must preclear the underlying security before entering into the option contract.

         c) Based on established criteria, TradeCOMPLY determines whether the contemplated transaction should be permitted. The primary criteria applied is whether the Covered Security is on the Federated Equity Watch List (which is updated weekly in TradeCOMPLY) or Open Order lists, or whether the Covered Security was traded by any of the Federated advised funds (fund trade information is updated nightly in TradeCOMPLY).

         d) Approval is either granted or denied immediately in TradeCOMPLY.

         e) If approval is denied, the Access Person is given a specific reason for the denial. The contemplated personal transaction in that Covered Security is prohibited until prior approval is subsequently granted upon request in TradeCOMPLY.

         f) If approval is granted, the Access Person is free to effect the personal transaction in that Covered Security DURING THAT TRADING DAY ONLY. In this regard, open orders for more than one trading day (good till cancel) must be approved daily in TradeCOMPLY to comply with the Code.

         g) All trade requests and their dispositions are maintained in TradeCOMPLY and reviewed by the Compliance Department in conjunction with other information provided by Access Persons in accordance with the Code.

         h) The Compliance Department reviews all exceptions generated on TradeComply due to a fund trade occurring after preclearance approval has been granted. The Compliance Department determines the appropriate action to be taken to resolve each exception.

PRECLEARING FOREIGN SECURITIES

         i) All access persons wishing to execute a personal trade in a foreign security must first preclear the security in TradeComply. TradeComply will approve or deny the preclearance request based on its knowledge of any fund activity in the security as well as the access person's trading restrictions as defined by their assigned compliance group. If the preclearance request in TradeComply is denied (Red Light), then the personal trade may not be executed. If, however, the preclearance request in TradeComply is approved (Green Light or Yellow Light), then the access person MUST OBTAIN A SECOND PRECLEARANCE APPROVAL from the Federated Global trading desk prior to executing the personal trade.

         j) The Head Trader or Senior Vice President in the New York office will be responsible for granting or denying approval to the SECOND preclearance request. If approval is granted, then the personal trade may be executed by the access person. If, however, approval is denied then the personal trade may not be executed (even though the first approval was granted in TradeComply.)

         k) If approval is granted, the following "Personal Transaction Notification" form must be completed so that the Head Trader can maintain a record of all preclearance requests.

         l) The Head Trader sends a copy of any completed forms, whether approval was granted or denied, to the Compliance Department.


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         If extraordinary circumstances exist, an appeal may be directed to the
         Chief Compliance Officer Brian Bouda at (412) 288-8634. Appeals are solely within the discretion of the Chief Compliance Officer.

TRANSACTIONS COVERED AND EXEMPTIONS

         These procedures apply to Access Persons' personal transactions in "Covered Security" as defined in Section 2 of the Code. A Covered Security includes: equity and debt securities; options and warrants to purchase equity or debt securities; shares of closed-end investment companies; and investments in unit investment trusts.

These procedures do not apply to contemplated transactions in the following instruments:

         a) direct obligations of the Government of the United States (regardless of their maturities). This exemption does not apply to indirect obligations of the U.S. Government, including FNMAs, GNMAs or FHLMCs.);

         b)       bankers' acceptances;

         c)       bank certificates of deposit;

         d)       commercial paper;

         e) high quality short-term debt instruments, including repurchase agreements; and

         f)       shares of registered open-end investment companies;

In addition, these procedures do not apply to the following transactions:

         g) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

         h) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of the Code;

         i) Purchases which are either: made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer; and

         j) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

         k) Purchases and sales of a Security that represents an interest in certain indices as determined by the Compliance Department.

         l) Transactions in a Covered Security which involve the giving of gifts or charitable donations.

         m) Purchases and sales of Covered Securities executed by a person deemed to be an Access Person solely by reason of his position as an Officer and/or Director or Trustee of the Fund. This exemption does not apply to those persons who are Officers and/or Directors of an Underwriter or Adviser.


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


SANCTIONS

         Failure to comply with the preclearance process may result in any of the following sanctions being imposed as deemed appropriate by the Compliance Department:

                  i)       a letter of censure;

                  ii)      suspension;

                  iii)     a fine;

                  iv)      the unwinding of trades;

                  v)       the disgorging of profits; or

                  vi)      the termination of the employment of the violator.

         b) (In instances where the violation is committed by a member of the Access Person's household, any sanction would be imposed on the Access Person.)


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


                        PERSONAL TRANSACTION NOTIFICATION


I, _______________________ intend to buy/sell shares of ________________________
for my personal account or an account for which I have discretion. I am aware of no conflict this transaction may pose with any mutual fund managed by Federated Investors or Federated Global Research.


                                      Signed by:
                                                 -------------------------------

                                      Date:
                                            ------------------------------------

                                      Acknowledged by:
                                                       -------------------------
                                      (Head Trader or Sr. VP)


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


                                                    Date


Broker-Dealer Name
Address


         RE:      Your Name
                  Brokerage Account Number: 1234-5678

Dear Sir/Madam:

         As a(n) [employee] [relative residing in the household of an employee] of Federated Investors, I am subject to certain requirements applicable to my personal securities transactions, in accordance with the Codes of Ethics adopted by the various investment companies, investment advisers and broker/dealers affiliated with Federated Investors. These requirements also assist Federated Investors in carrying out its responsibilities under the Insider Trading and Security Fraud Enforcement Act of 1988. Among these requirements is my obligation to provide to Federated Investors duplicate brokerage confirmations and account statements.

         Therefore, I hereby request that you provide duplicate confirmations and account statements with respect to securities in which I have any beneficial ownership or interest, including securities held in street name or in house, family, joint or partnership accounts. These duplicate account memoranda should occur with respect to all transactions including, but not limited to, those involving options, warrants, shares of closed end investment companies and futures contracts. Please forward this information to:

         Brian P. Bouda
         Chief Compliance Officer
         Federated Investors, Inc.
         Federated Investors Tower
         Pittsburgh, PA 15222-3779

         Any questions concerning these matters can be directed to Lisa Ling at
         (412) 288-6399. Your serious attention to this matter is greatly appreciated.


                                       Sincerely,

    PROCEDURES FOR THE REPORTING AND REVIEW OF PERSONAL TRANSACTION ACTIVITY

INITIAL REPORTING PROCESS

1. A member of the Compliance Department meets with each new Access Person and reviews the Code of Ethics, the Insider Trading Policy and the procedures for preclearing personal securities transactions through TradeCOMPLY.

2. The Access Person is required to complete the "Certification and Acknowledgment Form" to acknowledge his/her understanding of the Code of Ethics and return it to the designated Compliance Assistant within 10 calendar days.

3. In addition, the Access Person is required to complete the "Personal Security Portfolio Form" which includes the following information:

         a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

         b) the name and address of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

         c)       the date the report is submitted to the Compliance Department

4. A separate form must be completed for the Access Person and all household members as defined in Section 2(c) of the Code. The signed form(s) must be returned to the Compliance Department within 10 calendar days.

5. A member of the Compliance Department inputs current portfolio holdings information into TradeCOMPLY as "initial" holdings.

6. The Compliance Department notifies each broker, dealer or bank that duplicate confirmations and statements for the Access Person and household members, if applicable, must be sent to Brian P. Bouda, Chief Compliance Officer, effective immediately.



QUARTERLY REPORTING PROCESS

1. On the first business day after each calendar quarter end, the Compliance Assistant sends an e-mail to each Access Person giving step-by-step instructions on how to complete the quarterly reporting requirements using TRADECOMPLY.

2. Within 10 calendar days of the quarter end, the Access Person is required to:

         a) review for accuracy all Covered Security transactions recorded during the previous calendar quarter in all personal and household member accounts;

         b) review all open account information, including names of brokers, banks and dealers, addresses and account numbers;

         c) notify the Compliance Department of any new accounts established with brokers, banks or dealers during the quarter and the date the account was established;

         d)       resolve any discrepancies with the Compliance Department;

         e)       record an electronic signature on TradeCOMPLY.

3. Covered Security transactions executed by any Access Person during the calendar quarter are reviewed by Lisa Ling, Compliance Officer, periodically throughout the quarter using the Compliance Monitor function in TradeComply.

4. The Compliance Department issues memos to each Access Person if any transactions he or she has executed during the quarter have been deemed to be either exceptions to or violations of the Code's requirements.

5. Based on the activity and the responses to the memos, the Compliance Department may impose any of the sanctions identified in Section 8.

ANNUAL REPORTING PROCESS

1. At least annually, the Compliance Department requires that each Access Person read the Code and certify and acknowledge his/her understanding of the Code and its requirements.

2. This re-certification is required to be completed within 10 calendar days of the request. The Compliance Department monitors compliance with this requirement through the electronic signatures on TradeCOMPLY.

3. At the same time, the Compliance Department provides each Access Person with a current list of securities held in the Access Person's account(s) on TradeComply.

4. Within 10 calendar days of the request, the Access Person is required to:

         a) review for accuracy all securities held in all personal and household member accounts, including the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

         b) review all open account information, including names of brokers, banks and dealers, addresses and account numbers;

         c) notify the Compliance Department of any new accounts established with brokers, banks or dealers;

         d)       resolve any discrepancies with the Compliance Department;

         e)       record an electronic signature on TradeCOMPLY.

REPORTING TO THE BOARD OF DIRECTORS

1. Each quarter, the Compliance Department reports any violations of the Code to the Board of Directors. Violations of the Code include:

         a)       failure to preclear a transaction;

         b) failure to complete the initial, quarterly or annual reporting requirements timely, regardless of whether the Access Person executed any transactions;

         c) recognition of a profit on the sale of a security held less than 60 days;

         d)       failure to comply with the receipt of gifts requirements; and

         e) any trends or patterns of personal securities trading which are deemed by the Compliance Department to be violations of the Code.

2. The Compliance Department provides the Board with the name of the Access Person; the type of violation; the details of the transaction(s); and the types of sanctions imposed, if any.

RECORDKEEPING REQUIREMENTS

The Compliance Department maintains the following books and records in TradeComply for a period no less than 6 calendar years:

         a)       a copy of the Code of Ethics;

         b) a record of any violation of the Code of Ethics and any action taken as a result of the violation;

         c) a copy of each report made by an Access Person, including initial, quarterly and annual reporting;

         d) a record of all Access Persons (current and for the past five years);

         e)       a record of persons responsible for reviewing reports; and

         f) a copy of any supporting documentation used in making decisions regarding action taken by the Compliance Department with respect to personal securities trading.